Price Waterhouse LLP letterhead

                                                            Exhibit No. 15

July 25, 1995

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     We are aware that M.D.C. Holdings, Inc. has included our report dated July 25, 1995 (issued pursuant to the provisions of Statement on Auditing Standards No. 71) in its Registration Statements on Forms S-8 filed on or about March 15, 1985 and July 1, 1994, Forms S-3 filed on or about May 19, 1994, September 21, 1994 and May 31, 1995, and Form S-4 filed on or about May 19, 1994. We are also aware of our responsibilities under the Securities Act of 1933.

Yours very truly,

/s/ Price Waterhouse LLP
Price Waterhouse LLP